Exhibit 99.1

For further information contact: Michael L. Hurley, President and Chief Executive Officer (504) 455-2444

Release Date: January 14, 2025

For Immediate Release

MAGNOLIA BANCORP, INC. ANNOUNCES COMPLETION

OF INITIAL PUBLIC OFFERING

Metairie, La. – Magnolia Bancorp, Inc. (the “Company”), a newly formed Louisiana corporation which is the holding company for Mutual Savings and Loan Association (the “Association”), announced today the completion of the Association’s conversion from a federally chartered mutual savings and loan association to a federally chartered stock savings association and the transactions provided for in such plan of conversion, including the adoption of a new federal stock Charter and new Bylaws for Mutual Savings and Loan Association, effective as of the close of business today. The Company’s common stock is expected to be quoted on the OTCQB Market operated by the OTC Markets Group beginning on January 15, 2025 under the ticker symbol “MGNO”.

The Company sold 833,750 shares of common stock, which includes 66,700 shares sold to the Company’s Employee Stock Ownership Plan, for gross proceeds (before deducting offering expenses) of approximately $8.3 million based on the offering price of $10.00 per share. The Company has 833,750 shares of common stock issued and outstanding as a result of the closing of the transaction.

The stock offering was oversubscribed. All valid stock orders received in the subscription offering are expected to be filled according to the purchase limitations in the Association’s plan of conversion. All valid stock orders received in the community offering from residents of the Association’s local community, as defined in the Prospectus, are expected to be filled according to the purchase limitations in the plan of conversion. All valid stock orders received in the community offering from residents outside of the Association’s local community are being filled according to the allocation procedures in the Association’s plan of conversion, resulting in refund checks being sent to some of those purchasers.

Purchasers wishing to confirm their stock orders may do so online at www.allocations.kbw.com. Purchasers may also confirm their stock orders by contacting the Stock Information Center at 1-877-643-8217. The Stock Information Center is open Monday through Friday, between 9:00 a.m. and 3:00 p.m., Central Time, except on bank holidays.

The Company’s transfer agent, Pacific Stock Transfer Company, plans to mail Direct Registration System (“DRS”) Book-Entry statements for the shares purchased in the stock offering, and checks for interest and any refunds due, on or about January 15, 2025.

Keefe, Bruyette & Woods, A Stifel Company, acted as selling agent in the subscription and community offerings, and served as financial advisor to the Company and the Association in connection with the conversion. Silver, Freedman, Taff & Tiernan LLP acted as legal counsel to the Company and the Association.

About Mutual Savings and Loan Association

The Association was founded in 1885 and serves the banking needs of customers in its market area, which primarily consists of Jefferson and St. Tammany Parishes in Louisiana. The Association operates from its headquarters and main banking office in Metairie, Louisiana, as well as one additional full service branch office located in St. Tammany Parish on the north shore of Lake Pontchartrain in Mandeville, Louisiana. Its primary business activity is attracting deposits from the general public and using those funds primarily to originate one- to four-family residential loans, residential construction loans and home equity lines of credit. At September 30, 2024, the Association had total assets of $35.1 million, total deposits of $20.4 million and equity of $14.0 million. Magnolia Bancorp, Inc. will become the holding company for the Association upon completion of the conversion and stock offering.

Forward-Looking Statements

This press release and the Company’s prospectus for the offering contain forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “would,” “should,” “could” or “may,” and words of similar meaning. These forward-looking statements include statements of the Company’s goals, intentions and expectations; statements regarding the Company’s business plans, prospects, growth and operating strategies; statements regarding the quality of the Company’s loan portfolio; and estimates of the Company’s risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to: the failure to obtain the final approval of the OCC for the proposed conversion and related stock offering, delays in obtaining such approval, or adverse conditions imposed in connection with such approval; those related to the real estate and economic environment, particularly in the market areas in which the Association operates; fiscal and monetary policies of the U.S. Government; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company and the Association may not be successful in the implementation of their business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

The Company cautions undue reliance on any such forward looking statements, which speak only as of the date made. The Company disclaims any obligation to publicly release any revision made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

This press release is neither an offer to sell nor an offer to buy shares of common stock of the Company. The Company has filed with the SEC a registration statement for the offering to which this press release relates as well as the final prospectus, dated November 8, 2024, for the subscription and community offerings. Before you invest, you should read that prospectus and other documents the Company has filed with the SEC for more complete information about the Company and the stock offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.

The shares of common stock of the Company are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.